Exhibit 99.2

Legal Proceedings

In January 2010, certain subsidiaries of Oracle Corporation (together with its subsidiaries individually and collectively, “Oracle”) filed a lawsuit, Oracle USA, Inc. et al. v. Rimini Street, Inc. et al. (United States District Court for the District of Nevada) (“District Court”), against us and our Chief Executive Officer, Seth Ravin, alleging that certain of our processes violated Oracle’s license agreements with its customers and that we committed acts of copyright infringement and violated other federal and state laws (“Rimini I”). The litigation involved our business processes and the manner in which we provided our services to our clients. To provide software support and maintenance services, we request access to a separate environment for developing and testing the updates to the software programs. Prior to July 2014, PeopleSoft, J.D. Edwards and Siebel clients switching from Oracle to our enterprise software support systems were given a choice of two models for hosting the development and testing environment for their software: the environment could be hosted on the client’s servers or on our servers. In addition to other allegations, Oracle challenged the Rimini Street-hosted model for certain Oracle license agreements with its customers that contained site-based restrictions. Oracle alleged that its license agreements with these customers restrict licensees’ rights to provide third parties, such as Rimini Street, with copies of Oracle software and restrict where a licensee physically may install the software. Oracle alleged that, in the course of providing services, we violated such license agreements and illegally downloaded software and support materials without authorization. Oracle further alleged that we impaired its computer systems in the course of downloading materials for our clients. In April 2010 Oracle filed its first amended complaint, and in June 2011 Oracle filed its second amended complaint. Specifically, Oracle’s second amended complaint asserted the following causes of action: copyright infringement; violations of the Federal Computer Fraud and Abuse Act; violations of the Computer Data Access and Fraud Act; violations of Nevada Revised Statute 205.4765; breach of contract; inducing breach of contract; intentional interference with prospective economic advantage; unfair competition; trespass to chattels; unjust enrichment/restitution; unfair practices; and a demand for an accounting. Oracle’s second amended complaint sought the entry of a preliminary and permanent injunction prohibiting us from copying, distributing, using, or creating derivative works based on Oracle Software and Support Materials except as allowed by express license from Oracle; from using any software tool to access Oracle Software and Support Materials; and from engaging in other actions alleged to infringe Oracle’s copyrights or were related to its other causes of action. The parties conducted extensive fact and expert discovery from 2010 through mid-2012.

In March and September 2012, Oracle filed two motions seeking partial summary judgment as to, among other things, its claim of infringement of certain copyrighted works owned by Oracle. In February 2014, the District Court issued a ruling on Oracle’s March 2012 motion for partial summary judgment (i) summary judgment on granting Oracle’s claim of copyright infringement as it related to two of our PeopleSoft clients and (ii) denying summary judgment on Oracle’s claim with respect to one of our J.D. Edwards clients and one of our Siebel clients. The parties stipulated that the licenses among clients were substantially similar. In August 2014, the District Court issued a ruling on Oracle’s September 2012 motion for partial summary judgment (i) granting summary judgment on Oracle’s claim of copyright infringement as it relates to Oracle Database and (ii) dismissing our first counterclaim for defamation, business disparagement and trade libel and our third counterclaim for unfair competition. In response to the February 2014 ruling, we revised our business practices to eliminate the processes determined to be infringing, which was completed no later than July 2014.

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A jury trial in Rimini I commenced in September 2015. On October 13, 2015, the jury returned a verdict against us finding that (i) we were liable for innocent copyright infringement, (ii) we and Mr. Ravin were each liable for violating certain state computer access statutes, and (iii) neither we nor Mr. Ravin were liable for inducing breach of contract or intentional interference with prospective economic advantage. The jury determined that the copyright infringement did not cause Oracle to suffer lost profits, that the copyright infringement was not willful, and did not award punitive damages. Following post-trial motions, Oracle was awarded a final judgment of $124.4 million, consisting of copyright infringement damages based on the fair market value license damages theory, damages for violation of certain state computer access statutes, prejudgment interest and attorneys’ fees and costs. In addition, the District Court entered a permanent injunction prohibiting us from using certain processes – including processes adjudicated as infringing at trial – that we ceased using no later than July 2014. We paid the full judgment amount of $124.4 million to Oracle on October 31, 2016 and have appealed the case to the United States Court of Appeals for the Ninth Circuit (“Court of Appeals”) to appeal each of the above items in the final judgment as well as the injunction. With regard to the injunction entered by the District Court, we have argued on appeal that the injunction is vague and contains overly broad language that could be read to cover some of our current business practices that were not adjudicated to be infringing at trial and should not have been issued under applicable law. On December 6, 2016, the Court of Appeals granted our emergency motion for a stay of the permanent injunction pending resolution of the underlying appeal and agreed to consider the appeal on an expedited basis. The Court of Appeals heard argument on July 13, 2017. We expect a decision from the Court of Appeals by early 2018, although a decision could be announced sooner or later.

In October 2014, we filed a separate lawsuit, Rimini Street Inc. v. Oracle Int’l Corp. (United States District Court for the District of Nevada) (“Rimini II”), against Oracle seeking a declaratory judgment that our revised development processes, in use since at least July 2014, do not infringe certain Oracle copyrights. In February 2015, Oracle filed a counterclaim alleging copyright infringement, which included (i) the same allegations asserted in Rimini I but limited to new or existing clients for whom we provided support from the conclusion of Rimini I discovery in December 2011 until the revised support processes were fully implemented by July 2014, and (ii) new allegations that our revised support processes also infringe Oracle copyrights. Oracle’s counterclaim also included allegations of violation of the Lanham Act, intentional interference with prospective economic advantage, breach of contract and inducing breach of contract, unfair competition, and unjust enrichment/restitution. It also sought an accounting. On February 28, 2016, Oracle filed amended counterclaims adding allegations of violation of the Digital Millennium Copyright Act. On December 19, 2016, we filed an amended complaint against Oracle asking for a declaratory judgment of non-infringement of copyright and alleging intentional interference with contract, intentional interference with prospective economic advantage, violation of the Nevada Deceptive Trade Practices Act, violation of the Lanham Act, and violation of California Business & Professions Code §17200 et seq. On January 17, 2017, Oracle filed a motion to dismiss our amended claims and filed its third amended counterclaims, adding three new claims for a declaratory judgment of no intentional interference with contractual relations, no intentional interference with prospective economic advantage, and no violation of California Business & Professions Code §17200 et seq. On February 14, 2017, we filed our answer and motion to dismiss Oracle’s third amended counterclaim, which has been fully briefed. On March 7, 2017, Oracle filed a motion to strike our copyright misuse affirmative defense which is briefed and pending consideration by the District Court. By stipulation of the parties, the District Court granted our motion to file our third amended complaint to add claims arising from Oracle’s purported revocation of our access to its support websites on behalf of our clients, which was filed and served on May 2, 2017. By agreement of the parties, Oracle filed its motion to dismiss our third amended complaint on May 30, 2017, and our opposition was filed on June 27, 2017, and Oracle’s reply was filed on July 11, 2017. On September 22, 2017 the Court issued an order granting in part and denying in part our motion to dismiss Oracle’s third amended counterclaim. The Court granted our motion to dismiss as to count five, intentional interference with prospective economic advantage, and count eight unjust enrichment. On October 5, 2017, Oracle filed a motion for reconsideration of the Court’s September 22, 2017 Order. We filed our opposition to Oracle’s motion for reconsideration on October 19, 2017. Oracle filed its reply to its motion for reconsideration on October 26, 2017.

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Fact discovery with respect to the above action is scheduled to end in February 2018 and expert discovery is scheduled to end in July 2018. There is currently no trial date scheduled and we do not expect a trial to occur in this matter earlier than 2020, but the trial could occur earlier or later than that. Given that discovery is ongoing, we do not have sufficient information regarding possible damages exposure for the counterclaims asserted by Oracle or possible recovery by us in connection with our claims against Oracle. Both parties are seeking injunctive relief in addition to monetary damages in this matter.

In addition, from time to time, we may be a party to litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of these ordinary course matters will not have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of judgment, defense and settlement costs, diversion of management resources and other factors.

Risk Factors.

An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this Amendment No. 1 to Current Report on Form 8-K (including all exhibits filed herein, the “8-K/A”), filed on November 9, 2017 (of which this Exhibit 99.1 is a part), including our consolidated financial statements and related notes, before deciding to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Risks Related to Our Business, Operations and Industry

Risks Related to Litigation

We and our Chief Executive Officer are involved in litigation with Oracle. An adverse outcome in the ongoing litigation could result in the payment of substantial damages and/or an injunction against certain of our business practices, either of which could have a material adverse effect on our business and financial results.

In January 2010, certain subsidiaries of Oracle Corporation (together with its subsidiaries individually and collectively, “Oracle”) filed a lawsuit, Oracle USA, Inc. et al v. Rimini Street, Inc. et al (United States District Court for the District of Nevada) (“District Court”), against us and our Chief Executive Officer, Seth Ravin, alleging that certain of our processes violated Oracle’s license agreements with its customers and that we committed acts of copyright infringement and violated other federal and state laws (“Rimini I”). The litigation involved our business processes and the manner in which we provided our services to our clients. To provide software support and maintenance services, we request access to a separate environment for developing and testing the updates to the software programs. Prior to July 2014, PeopleSoft, J.D. Edwards and Siebel clients switching from Oracle to our enterprise software support systems were given a choice of two models for hosting the development and testing environment for their software: the environment could be hosted on the client’s servers or on our servers. In addition to other allegations, Oracle challenged the Rimini Street-hosted model for certain Oracle license agreements with its customers that contained site-based restrictions. Oracle alleged that its license agreements with these customers restrict licensees’ rights to provide third parties, such as Rimini Street, with copies of Oracle software and restrict where a licensee physically may install the software. Oracle alleged that, in the course of providing services, we violated such license agreements and illegally downloaded software and support materials without authorization. Oracle further alleged that we impaired its computer systems in the course of downloading materials for our clients. In April 2010 Oracle filed its first amended complaint, and in June 2011 Oracle filed its second amended complaint. Specifically, Oracle’s second amended complaint asserted the following causes of action: copyright infringement; violations of the Federal Computer Fraud and Abuse Act; violations of the Computer Data Access and Fraud Act; violations of Nevada Revised Statute 205.4765; breach of contract; inducing breach of contract; intentional interference with prospective economic advantage; unfair competition; trespass to chattels; unjust enrichment/restitution; unfair practices; and a demand for an accounting. Oracle’s second amended complaint sought the entry of a preliminary and permanent injunction prohibiting us from copying, distributing, using, or creating derivative works based on Oracle Software and Support Materials except as allowed by express license from Oracle; from using any software tool to access Oracle Software and Support Materials; and from engaging in other actions alleged to infringe Oracle’s copyrights or were related to its other causes of action. The parties conducted extensive fact and expert discovery from 2010 through mid-2012.

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In March and September 2012, Oracle filed two motions seeking partial summary judgment as to, among other things, its claim of infringement of certain copyrighted works owned by Oracle. In February 2014, the District Court issued a ruling on Oracle’s March 2012 motion for partial summary judgment (i) summary judgment on granting Oracle’s claim of copyright infringement as it related to two of our PeopleSoft clients and (ii) denying summary judgment on Oracle’s claim with respect to one of our J.D. Edwards clients and one of our Siebel clients. The parties stipulated that the licenses among clients were substantially similar. In August 2014, the District Court issued a ruling on Oracle’s September 2012 motion for partial summary judgment (i) granting summary judgment on Oracle’s claim of copyright infringement as it relates to Oracle Database and (ii) dismissing our first counterclaim for defamation, business disparagement and trade libel and our third counterclaim for unfair competition. In response to the February 2014 ruling, we revised our business practices to eliminate the processes determined to be infringing, which was completed no later than July 2014.

A jury trial in Rimini I commenced in September 2015. On October 13, 2015, the jury returned a verdict against us finding that (i) we were liable for innocent copyright infringement, (ii) we and Mr. Ravin were each liable for violating certain state computer access statutes, and (iii) neither we nor Mr. Ravin were liable for inducing breach of contract or intentional interference with prospective economic advantage. The jury determined that the copyright infringement did not cause Oracle to suffer lost profits, that the copyright infringement was not willful, and did not award punitive damages. Following post-trial motions, Oracle was awarded a final judgment of $124.4 million, consisting of copyright infringement damages based on the fair market value license damages theory, damages for violation of certain state computer access statutes, prejudgment interest and attorneys’ fees and costs. In addition, the District Court entered a permanent injunction prohibiting us from using certain processes – including processes adjudicated as infringing at trial – that we ceased using no later than July 2014. We paid the full judgment amount of $124.4 million to Oracle on October 31, 2016 and have appealed the case to the United States Court of Appeals for the Ninth Circuit (“Court of Appeals”) to appeal each of the above items in the final judgment as well as the injunction. With regard to the injunction entered by the District Court, we have argued on appeal that the injunction is vague and contains overly broad language that could be read to cover some of our current business practices that were not adjudicated to be infringing at trial and should not have been issued under applicable law. On December 6, 2016, the Court of Appeals granted our emergency motion for a stay of the permanent injunction pending resolution of the underlying appeal and agreed to consider the appeal on an expedited basis. The Court of Appeals heard argument on July 13, 2017. We expect a decision from the Court of Appeals by early 2018, although a decision could be announced sooner or later.

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In October 2014, we filed a separate lawsuit, Rimini Street Inc. v. Oracle Int’l Corp. (United States District Court for the District of Nevada) (“Rimini II”), against Oracle seeking a declaratory judgment that our revised development processes, in use since at least July 2014, do not infringe certain Oracle copyrights. In February 2015, Oracle filed a counterclaim alleging copyright infringement, which included (i) the same allegations asserted in Rimini I but limited to new or existing clients for whom we provided support from the conclusion of Rimini I discovery in December 2011 until the revised support processes were fully implemented by July 2014, and (ii) new allegations that our revised support processes also infringe Oracle copyrights. Oracle’s counterclaim also included allegations of violation of the Lanham Act, intentional interference with prospective economic advantage, breach of contract and inducing breach of contract, unfair competition, and unjust enrichment/restitution. It also sought an accounting. On February 28, 2016, Oracle filed amended counterclaims adding allegations of violation of the Digital Millennium Copyright Act. On December 19, 2016, we filed an amended complaint against Oracle asking for a declaratory judgment of non-infringement of copyright and alleging intentional interference with contract, intentional interference with prospective economic advantage, violation of the Nevada Deceptive Trade Practices Act, violation of the Lanham Act, and violation of California Business & Professions Code § 17200 et seq. On January 17, 2017, Oracle filed a motion to dismiss our amended claims and filed its third amended counterclaims, adding three new claims for a declaratory judgment of no intentional interference with contractual relations, no intentional interference with prospective economic advantage, and no violation of California Business & Professions Code § 17200 et seq. On February 14, 2017, we filed our answer and motion to dismiss Oracle’s third amended counterclaim, which has been fully briefed. On March 7, 2017, Oracle filed a motion to strike our copyright misuse affirmative defense which is briefed and pending consideration by the District Court. By stipulation of the parties, the District Court granted our motion to file our third amended complaint to add claims arising from Oracle’s purported revocation of our access to its support websites on behalf of our clients, which was filed and served on May 2, 2017. By agreement of the parties, Oracle filed its motion to dismiss our third amended complaint on May 30, 2017, and our opposition was filed on June 27, 2017, and Oracle’s reply was filed on July 11, 2017. On September 22, 2017 the Court issued an order granting in part and denying in part our motion to dismiss Oracle’s third amended counterclaim. The Court granted our motion to dismiss as to count five, intentional interference with prospective economic advantage, and count eight unjust enrichment. On October 5, 2017, Oracle filed a motion for reconsideration of the Court’s September 22, 2017 Order. We filed our opposition to Oracle’s motion for reconsideration on October 19, 2017. Oracle filed its reply to its motion for reconsideration on October 26, 2017.

Fact discovery with respect to the above action is scheduled to end in February 2018 and expert discovery is scheduled to end in July 2018. There is currently no trial date scheduled and we do not expect a trial to occur in this matter earlier than 2020, but the trial could occur earlier or later than that. Given that discovery is ongoing, we do not have sufficient information regarding possible damages exposure for the counterclaims asserted by Oracle or possible recovery by us in connection with our claims against Oracle. Both parties are seeking injunctive relief in addition to monetary damages in this matter.

For counterclaims in Rimini II on which Oracle may prevail, we could be required to pay substantial damages for our current or past business activities, be enjoined from certain business practices and/or be in breach of various covenants in our Financing Agreement with certain lenders listed therein, Cortland Capital Market Services as administrative agent and collateral agent, and CB Agent Services LLC as origination agent for the lenders, and the other parties named therein, dated as of June 24, 2016, as amended from time to time (the “Credit Facility”), which itself could result in an event of default, in which case the lenders could demand accelerated repayment of principal, accrued and default interest, and other fees and expenses. Any of these outcomes could result in a material adverse effect on our business and the pendency of the litigation alone could dissuade clients from purchasing or continuing to purchase our services. Our business has been and may continue to be materially harmed by this litigation and Oracle’s conduct. During the course of these cases, we anticipate there will be rulings by the District Court in Rimini II and the Court of Appeals in Rimini I in connection with hearings, motions, decisions and other matters, as well as other interim developments related to the litigations. If securities analysts or investors regard these rulings as negative, the market price of our common stock may decline.

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While we plan to vigorously litigate the appeal in Rimini I and litigate the claims and counterclaims in Rimini II, we are unable to predict the timing or outcome of these lawsuits. No assurance is or can be given that we will prevail on any appeal, claim or counterclaim.

See “Legal Proceedings” above for more information related to this litigation.

The Oracle software products that are part of our ongoing litigation with Oracle represent a significant portion of our current revenue.

Subject to appeal, during 2016 we paid the Rimini I final judgment of $124.4 million in full, and recovery of any part of the judgment will depend on the outcome of the appeal. If the permanent injunction is upheld and reinstated after the appeal of Rimini I, we estimate it will cost us between 1% and 2% of net revenue to further modify our support processes to comply with the terms of the injunction as ordered by the District Court. In Rimini II, Oracle has filed counterclaims relating to our support services for Oracle’s PeopleSoft, J.D. Edwards, Siebel, E-Business Suite and Database software products. For the nine months ended September 30, 2017, approximately 72.7% of our total revenue was derived from the support services that we provide for our clients using Oracle’s PeopleSoft, J.D. Edwards, Siebel, E-Business Suite and Database software products. The percentage of revenue derived from services we provide for just PeopleSoft software was approximately 19.3% of our total revenue during this same period. Although we provide support services for additional Oracle product lines that are not subject to litigation and support services for software products provided by companies other than Oracle, our current revenue depends significantly on the product lines that are the subject of the Rimini II litigation and Rimini I appeal. Should Oracle prevail on its claims in Rimini II or should the permanent injunction as currently drafted be upheld and reinstated on appeal in Rimini I to include unadjudicated and non-infringing processes, we could be required to change the way we provide support services to some of our clients, which could result in the loss of clients and revenue, and may also give rise to claims for compensation from our clients, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our ongoing litigation with Oracle presents challenges for growing our business.

We have experienced challenges growing our business as a result of our ongoing litigation with Oracle. Many of our existing and prospective clients have expressed concerns regarding our ongoing litigation and, in some cases, have been subjected to subpoenas, depositions and various negative communications by Oracle in connection with the litigation. We have experienced in the past, and may continue to experience in the future, volatility and slowness in acquiring new clients, as well as clients not renewing their agreements with us, due to these challenges relating to our ongoing litigation with Oracle. Further, certain of our prospective and existing clients may be subject to additional subpoenas, depositions and negative communications from software vendors. We have taken steps to minimize disruptions to our existing and prospective clients regarding the litigation, but we continue to face challenges growing our business while the litigation remains ongoing. In certain cases, we have agreed to reimburse our clients for their reasonable legal fees incurred in connection with any litigation-related subpoenas and depositions or to provide indemnification or termination rights if any outcome of litigation results in our inability to continue providing any of the paid-for services. In addition, we believe the length of our sales cycle is longer than it otherwise would be due to prospective client diligence on possible effects of the Oracle litigation on our business. We cannot assure you that we will continue to overcome the challenges we face as a result of the litigation and continue to renew existing clients or secure new clients.

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Oracle has a history of litigation against companies offering alternative support programs for Oracle products, and Oracle could pursue additional litigation with us.

Oracle has been active in litigating against companies that have offered competing maintenance and support services for their products. For example, in March 2007, Oracle filed a lawsuit against SAP and its wholly-owned subsidiary, TomorrowNow, Inc., a company our Chief Executive Officer, Seth Ravin, joined in 2002, and which was acquired by SAP in 2005. After a jury verdict awarding Oracle $1.3 billion, the parties stipulated to a final judgment of $306 million subject to appeal. After the appeal, the parties settled the case in November 2014 for $356.7 million. In February 2012, Oracle filed suit against Service Key, Inc. and settled the case in October 2013. Oracle also filed suit against CedarCrestone Corporation in September 2012, and settled the case in July 2013. TomorrowNow and CedarCrestone offered maintenance and support for Oracle software products, and Service Key offered maintenance and support for Oracle technology products. Given Oracle’s history of litigation against companies offering alternative support programs for Oracle products, we can provide no assurance, regardless of the outcome of our current litigations with Oracle, that Oracle will not pursue additional litigation against us. Such additional litigation could be costly, distract our management team from running our business and reduce client interest and our sales revenue.

Risks Related to Indebtedness

We have substantial indebtedness, and the fact that a significant portion of our cash flow is used to make debt service payments could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We have substantial indebtedness. As of October 10, 2017 (upon the effectiveness of the Sixth Amendment), we had total outstanding indebtedness in the aggregate principal amount of approximately $125.0 million, consisting entirely of obligations under the Credit Facility. In addition to principal obligations of $125.0 million, there are also mandatory exit fees of $6.0 million and mandatory consulting fees of $4.0 million that result in total contractual liabilities under the Credit Facility of $135.0 million as of October 10, 2017. Additionally, we were obligated under the Credit Facility to make future payments to the lenders pursuant to the Fifth Amendment for an amendment fee of $1.25 million and an equity raise delay fee of $1.25 million, and for an amendment fee of $3.75 million pursuant to the Sixth Amendment. Further, the Credit Facility has a make-whole interest provision that expires in June 2019. As a result, a significant portion of our liquidity needs are for servicing debt, including significant interest payments and significant monthly amortization. See Notes 5 and 11 to our condensed consolidated financial statements for the nine months ended September 30, 2017, included in Exhibit 99.1 to this 8-K/A, for details of our outstanding indebtedness under the Credit Facility, including the related restrictive covenants. In addition, upon consummation of the business combination, an outstanding loan payable incurred by GPIA that is payable to the Sponsor for approximately $3.0 million was not repaid, and will remain as our continuing obligation. The loan is non-interest bearing and will become due and payable when the outstanding principal balance under the Credit Facility is less than $95.0 million.

Our level of debt could have important consequences, including:

•	making it more difficult to satisfy our obligations with respect to indebtedness;

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•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of cash flow to fund acquisitions, working capital, capital expenditures, expand sales and marketing efforts and other corporate purposes;
•	impacting our ability to grow our business as rapidly as we have in the past;
•	restricting us from making strategic acquisitions;
•	placing us at a competitive disadvantage relative to our competitors who are less leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from pursuing;
•	increasing our vulnerability to and limiting our flexibility in planning for, or reacting to, changes in the business, the industries in which we operate, the economy and governmental regulations; and
•	restricting our ability to borrow additional funds.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our outstanding debt obligations.

Significant amounts of cash will be required to service our indebtedness, and we may not be able to generate sufficient cash from operations or otherwise to service all of our indebtedness when due and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

A significant amount of cash will be required to make payments on the Credit Facility when due, including significant interest payments and significant monthly amortization and annual excess cash flow prepayment obligations as specified in the Credit Facility. See Notes 5 and 11 to our condensed consolidated financial statements for the nine months ended September 30, 2017, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, both of which are included in Exhibit 99.1 to this 8-K/A, for details of our debt service obligations in respect of the Credit Facility.

Our ability to pay principal and interest on the Credit Facility will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic, industry and competitive conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control. We cannot assure you that our business will generate cash flow from operations or otherwise or that future borrowings will be available to us in an amount sufficient to fund our liquidity needs, including the payment of principal, interest and fees on the Credit Facility when due.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sales and marketing expenditures, general and administration expenses or operating expenses; sell assets; seek additional capital; or restructure or refinance our indebtedness, including the Credit Facility. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the financial and capital markets and our financial condition at such time. In addition, the terms of existing or future debt agreements, including the Credit Facility, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could result in a material adverse effect on our business, results of operations and financial condition and could negatively impact our ability to satisfy the obligations under the Credit Facility.

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If we cannot make scheduled payments on our indebtedness when due or otherwise are unable to comply with our obligations under the Credit Facility, we will be in default, and lenders under the Credit Facility could declare all outstanding principal, interest and fees to be due and payable and could foreclose against the assets securing their loans and we could be forced into bankruptcy or liquidation.

The Credit Facility contains restrictions that limit our flexibility in operating our business.

The Credit Facility contains, and any of our future indebtedness may also contain, a number of covenants that impose significant operating and financial restrictions, including restrictions on our ability and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain types of equity;
•	pay dividends or make distributions in respect of capital stock or make other restricted payments;
•	make certain investments;
•	limit our ability to make sales and marketing expenditures;
•	sell certain assets;
•	create liens on certain assets;
•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
•	enter into certain transactions with affiliates;
•	make certain capital expenditures;
•	enter into sale/leaseback transactions;
•	change the nature of our business;
•	enter into insurance settlements that exceed certain amounts;
•	modify the terms of certain other indebtedness; and
•	allow the cash and cash equivalents held by our foreign subsidiaries to exceed a certain agreed upon amount.

For example, we were required to enter into an amendment to the Credit Facility to address our failure to comply with certain covenants relating to restrictions on operational expenditures. As a result of these covenants, we and our subsidiaries are limited in the manner in which we conduct business, and may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged substantially all of our assets, including cash balances, as collateral under the Credit Facility. If any lenders accelerate the repayment of borrowings, there can be no assurance that there will be available assets to repay indebtedness.

Under the Credit Facility, we are also required to comply with specified financial ratios and tests, including a leverage ratio, an asset coverage ratio, a minimum liquidity test and certain budget compliance restrictions. So long as the total principal outstanding under the Credit Facility is equal to or greater than $95.0 million, we are also required to comply with a marketing return ratio, a minimum gross margin test and a maximum churn rate test. Our ability to meet the financial ratios and the financial tests under the Credit Facility can be affected by events beyond our control, and there can be no assurance that we will be able to continue to meet those ratios and tests.

A failure to comply with the covenants contained in the Credit Facility could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under the Financing Agreement, the lenders thereunder could:

•	cease making monthly disbursements to us in an amount necessary to satisfy our cash disbursement needs for the coming month;

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•	elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees (including any applicable prepayment premium), to be due and payable and terminate all commitments to extend further credit;
•	apply all of our available cash to repay such amounts; or
•	exercise any other rights and remedies permitted under applicable law, including, the collection and sale of any assets constituting collateral.

In addition, upon the occurrence and during the continuance of any event of default, the principal (including payment-in-kind interest), all unpaid interest, fees and other obligations shall bear an additional post-default interest rate of 2.0% per annum from the date such event of default occurs until it is cured or waived.

Such actions by the lenders under the Credit Facility could cause cross defaults under our and our subsidiaries’ other future indebtedness, if any.

If the indebtedness under the Credit Facility or other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full and we could be forced into bankruptcy or liquidation.

Other Risks Related to Our Business, Operations and Industry

The market for independent software support services is relatively undeveloped and may not grow.

The market for independent enterprise software support services is still relatively undeveloped, has not yet achieved widespread acceptance and may not grow quickly or at all. Our success will depend to a substantial extent on the willingness of companies to engage a third party such as us to provide software support services for their enterprise software. Many enterprise software licensees are still hesitant to use a third party to provide such support services, choosing instead to rely on support services provided by the enterprise software vendor. Other enterprise software licensees have invested substantial personnel, infrastructure and financial resources in their own organizations with respect to support of their licensed enterprise software products and may choose to self-support with their own internal resources instead of purchasing services from the enterprise software vendor or an independent provider such as ourselves. Companies may not engage us for other reasons, including concerns regarding our ongoing litigation with Oracle, the potential for future litigation, the potential negative effect our engagement could have on their relationships with their enterprise software vendor, or concerns that they could infringe third party intellectual property rights or breach one or more software license agreements if they engage us to provide support services. New concerns or considerations may also emerge in the future. Particularly because our market is relatively undeveloped, we must address our potential clients’ concerns and explain the benefits of our approach in order to convince them of the value of our services. If companies are not sufficiently convinced that we can address their concerns and that the benefits of our services are compelling, then the market for our services may not develop as we anticipate and our business will not grow.

We have a history of losses and may not achieve profitability in the future.

We incurred net losses of $127.8 million, $45.3 million and $12.9 million in 2014, 2015 and 2016, respectively, and $37.0 million and $49.4 million for the nine months ended September 30, 2016 and 2017, respectively. As of September 30, 2017, we had an accumulated deficit of $300.5 million. We will need to generate and sustain increased revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability. We intend to continue to expend significant funds to expand our sales and marketing operations, enhance our service offerings, expand into new markets, launch new product offerings and meet the increased compliance requirements associated with our operation as a public company. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue enough to offset our higher operating expenses. We may incur significant losses in the future for a number of reasons, including, as a result of our ongoing litigation with Oracle, the potential for future litigation, other risks described herein, unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the market price of our securities may significantly decrease.

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If we are unable to attract new clients or retain and/or sell additional products or services to our existing clients, our revenue growth will be adversely affected.

To increase our revenue, we must add new clients, encourage existing clients to renew or extend their agreements with us on terms favorable to us and sell additional products and services to existing clients. As competitors introduce lower-cost and/or differentiated services that are perceived to compete with ours, or as enterprise software vendors introduce competitive pricing or additional products and services or implement other strategies to compete with us, our ability to sell to new clients and renew agreements with existing clients based on pricing, service levels, technology and functionality could be impaired. As a result, we may be unable to renew or extend our agreements with existing clients or attract new clients or new business from existing clients on terms that would be favorable or comparable to prior periods, which could have an adverse effect on our revenue and growth. In addition, certain of our existing clients may choose to license a new or different version of enterprise software from an enterprise software vendor, and such clients’ license agreements with the enterprise software vendor will typically include a minimum one-year mandatory maintenance and support services agreement. In such cases, it is unlikely that these clients would renew their maintenance and support services agreements with us, at least during the early term of the license agreement. In addition, such existing clients could move to another enterprise software vendor, product or release for which we do not offer any products or services.

If our retention rates decrease, or we do not accurately predict retention rates, our future revenue and results of operations may be harmed.

Our clients have no obligation to renew their product or service subscription agreements with us after the expiration of a non-cancellable agreement term. In addition, the majority of our multi-year, non-cancellable client agreements are not pre-paid other than the first year of the non-cancellable service period. We may not accurately predict retention rates for our clients. Our retention rates may decline or fluctuate as a result of a number of factors, including our clients’ decision to license a new product or release from an enterprise software vendor, our clients’ decision to move to another enterprise software vendor, product or release for which we do not offer products or services, client satisfaction with our products and services, the acquisition of our clients by other companies, and clients going out of business. If our clients do not renew their agreements for our products and services or if our clients decrease the amount they spend with us, our revenue will decline and our business will suffer.

We face significant competition from both enterprise software vendors and other companies offering independent enterprise software support services, as well as from software licensees that attempt to self-support, which may harm our ability to add new clients, retain existing clients and grow our business.

We face intense competition from enterprise software vendors, such as Oracle and SAP, who provide software support services for their own products. Enterprise software vendors have offered discounts to companies to whom we have marketed our services. In addition, our current and potential competitors and enterprise software vendors may develop and market new technologies that render our existing or future services less competitive or obsolete. Competition could significantly impede our ability to sell our services on terms favorable to us and we may need to decrease the prices for our services in order to remain competitive. If we are unable to maintain our current pricing due to competitive pressures, our margins will be reduced and our results of operations will be negatively affected.

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There are also several smaller vendors in the independent enterprise software support services market with whom we compete with respect to certain of our services. We expect competition to continue to increase in the future, particularly if we prevail in Rimini II, which could harm our ability to increase sales, maintain or increase renewals and maintain our prices.

Our current and potential competitors may have significantly more financial, technical and other resources than we have, may be able to devote greater resources to the development, promotion, sale and support of their products and services, have more extensive customer bases and broader customer relationships than we have and may have longer operating histories and greater name recognition than we have. As a result, these competitors may be better able to respond quickly to new technologies and provide more robust support offerings. In addition, certain independent enterprise software support organizations may have or may develop more cooperative relationships with enterprise software vendors, which may allow them to compete more effectively over the long term. Enterprise software vendors may also offer support services at reduced or no additional cost to their customers. In addition, enterprise software vendors may take other actions in an attempt to maintain their support service business, including changing the terms of their customer agreements, the functionality of their products or services, or their pricing terms. For example, starting in the second quarter of 2017 Oracle recently prohibited us from accessing its support websites to download software updates on behalf of our clients who are authorized to do so and permitted to authorize a third party to do so on their behalf. In addition, various support policies of Oracle and SAP may include clauses that could penalize customers that choose to use independent enterprise software support vendors or that, following a departure from the software vendor’s support program, seek to return to the software vendor to purchase new licenses or services. To the extent any of our competitors have existing relationships with potential clients for enterprise software products and support services, those potential clients may be unwilling to purchase our services because of those existing relationships. If we are unable to compete with such companies, the demand for our services could be substantially impacted.

Our recent rapid growth may not be indicative of our future growth and if we continue to grow rapidly, we may not be able to manage our growth effectively.

Our net revenue grew from $113.4 million for the nine months ended September 30, 2016 to $154.7 million for the nine months ended September 30, 2017, representing a period-over-period increase of 36%. We expect that, in the future, as our revenue increases to higher levels, our revenue growth rate may decline. You should not consider our recent growth as indicative of our future performance. We believe growth of our revenue depends on a number of factors, including our ability to:

•	price our products and services effectively so that we are able to attract and retain clients without compromising our profitability;
•	attract new clients, increase our existing clients’ use of our products and services and provide our clients with excellent service experience;
•	introduce our products and services to new geographic markets;
•	introduce new enterprise software products and services supporting additional enterprise software vendors, products and releases;
•	satisfactorily conclude the Oracle litigation; and
•	increase awareness of our company, products and services on a global basis.

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We may not successfully accomplish all or any of these objectives. We plan to continue our investment in future growth. We expect to continue to expend substantial financial and other resources on, among others:

•	sales and marketing efforts;
•	training to optimize our opportunities to overcome litigation risk concerns of our clients;
•	expanding in new geographical areas;
•	growing our product and service offerings and related capabilities;
•	adding additional product and service offerings; and
•	general administration, including legal and accounting expenses related to being a public company.

In addition, our historical rapid growth has placed and may continue to place significant demands on our management and our operational and financial resources. Our organizational structure is becoming more complex as we add additional staff, and we will need to improve our operational, financial and management controls, as well as our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas without undermining our corporate culture of rapid innovation, teamwork and attention to client service that has been central to our growth so far.

Our failure to raise additional capital or generate the significant capital necessary to fund and expand our operations, invest in new services and products, and service our debt could reduce our ability to compete and could harm our business.

We will need to raise additional capital and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. If we engage in debt financings, the holders of the debt securities would have priority over the holders of our common stock. We may also be required to accept terms that further restrict our ability to incur additional indebtedness, take other actions that would otherwise not be in the best interests of our stockholders, or force us to maintain specified liquidity or other ratios, any of which could harm our business, results of operations and financial condition. If we cannot raise additional capital on acceptable terms, we may not be able to, among other things:

•	maintain our operations;
•	develop or enhance our products and services;
•	continue to expand our sales and marketing and research and development organizations;
•	acquire complementary technologies, products or businesses;
•	expand operations, in the United States or globally;
•	hire, train and retain employees; or
•	respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of these things could seriously harm our business, financial condition and results of operations.

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Our business may suffer if it is alleged or determined that our technology infringes the intellectual property rights of others.

The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets and other intellectual and proprietary rights. Companies in the software industry are often required to defend against claims and litigation alleging infringement or other violations of intellectual property rights. Many of our competitors and other industry participants have been issued patents and/or have filed patent applications and may assert patent or other intellectual property rights within the industry. From time to time, we may receive threatening letters or notices alleging infringement or may be the subject of claims that our services and underlying technology infringe or violate the intellectual property rights of others.

For example, as described further under “Legal Proceedings” above, we are engaged in litigation with Oracle relating in part to copyright infringement claims. See “We and our Chief Executive Officer are involved in litigation with Oracle. An adverse outcome in the ongoing litigation could result in the payment of substantial damages and/or an injunction against certain of our business practices, either of which could have a material adverse effect on our business, financial condition and results of operations” above for additional information regarding the Rimini I and Rimini II cases.

We rely on our management team and other key employees, including our Chief Executive Officer, and the loss of one or more key employees could harm our business.

Our success and future growth depend upon the continued services of our management team, including Seth Ravin, our Chief Executive Officer, and other key employees. Since 2008, Mr. Ravin has been under the regular care of a physician for kidney disease, which includes ongoing treatment. During this time, Mr. Ravin has continuously performed all of his duties as Chief Executive Officer of our company on a full-time basis. Although Mr. Ravin’s condition has not had any impact on his performance in his role as Chief Executive Officer or on the overall management of the company, we can provide no assurance that his condition will not affect his ability to perform the role of Chief Executive Officer in the future. In addition, from time to time, there may be changes in our management team resulting from the hiring or departure of executives, which could disrupt our business. We may terminate any employee’s employment at any time, with or without cause, and any employee may resign at any time, with or without cause. We do not maintain key man life insurance on any of our employees. The loss of one or more of our key employees could harm our business.

The failure to attract and retain additional qualified personnel could prevent us from executing our business strategy.

To execute our business strategy, we must attract and retain highly qualified personnel. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In particular, we have experienced a more competitive hiring environment in the San Francisco Bay Area, where we have a significant base of operations. Many of the companies with which we compete for experienced personnel have greater resources than we do. In addition, in making employment decisions, job candidates often consider the value of the stock options or other equity incentives they are to receive in connection with their employment. If the price of our stock declines or experiences significant volatility, our ability to attract or retain qualified employees will be adversely affected. In addition, as we continue to expand into new geographic markets, there can be no assurance that we will be able to attract and retain the required management, sales, marketing and support services personnel to profitably grow our business. If we fail to attract new personnel or fail to retain and motivate our current personnel, our growth prospects could be severely harmed.

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Because we recognize revenue from subscriptions over the term of the relevant contract, downturns or upturns in sales are not immediately reflected in full in our results of operations.

As a subscription-based business, we recognize revenue over the service period of our contracts. As a result, much of the revenue we report each quarter results from contracts entered into during previous quarters. Consequently, a shortfall in demand for our products and services or a decline in new or renewed contracts in any one quarter may not significantly reduce our revenue for that quarter but could negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new sales, renewals or extensions of our service agreements will not be reflected in full in our results of operations until future periods. Our revenue recognition model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new clients must be recognized over the applicable service term of the contracts.

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our client base and achieve broader market acceptance of our products and services.

Our ability to increase our client base and achieve broader market acceptance of our products and services will depend to a significant extent on our ability to expand our marketing and sales operations. We plan to continue expanding our sales force globally. These efforts will require us to invest significant financial and other resources. Moreover, our sales personnel typically take an average of nine months before any new sales personnel can operate at the capacity typically expected of experienced sales personnel. This ramp cycle, combined with our typical six- to twelve-month sales cycle for engaged prospects, means that we will not immediately recognize a return on this investment in our sales department. In addition, the cost to acquire clients is high due to the cost of these marketing and sales efforts. Our business may be materially harmed if our efforts do not generate a correspondingly significant increase in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if our sales and marketing programs are not effective.

Interruptions to or degraded performance of our service could result in client dissatisfaction, damage to our reputation, loss of clients, limited growth and reduction in revenue.

Our software support agreements with our clients generally guarantee a 15-minute response time with respect to certain high-priority issues. To the extent that we do not meet the 15-minute guarantee, our clients may in some instances be entitled to liquidated damages, service credits or refunds. To date, no such payments have been made.

We also deliver tax, legal and regulatory updates to our clients and generally have done so faster than our competitors. If there are inaccuracies in these updates, or if we are not able to deliver them on a timely basis to our clients, our reputation may be damaged and we could face claims for compensation from our clients, lose clients, or both.

Any interruptions or delays in our service, whether as a result of third party error, our own error, natural disasters, security breaches or a result of any other issues, whether accidental or willful, could harm our relationships with clients and cause our revenue to decrease and our expenses to increase. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors, in turn, could further reduce our revenue, subject us to liability, cause us to pay liquidated damages, issue credits or cause clients not to renew their agreements with us, any of which could materially adversely affect our business.

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We may experience quarterly fluctuations in our results of operations due to a number of factors, including the sales cycles for our products and services, which makes our future results difficult to predict and could cause our results of operations to fall below expectations or our guidance.

Our quarterly results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Historically, our sales cycle has been tied to the renewal dates for our clients’ existing and prior vendor support agreements for the products that we support. Because our clients make support vendor selection decisions in conjunction with the renewal of their existing support agreements with Oracle and SAP, among other enterprise software vendors, we have experienced an increase in business activity during the periods in which those agreements are up for renewal. Because we have introduced and intend to continue to introduce products and services for additional software products that do not follow the same renewal timeline or pattern, our past results may not be indicative of our future performance, and comparing our results of operations on a period-to-period basis may not be meaningful. Also, if we are unable to engage a potential client before its renewal date for software support services in a particular year, it will likely be at least another year before we would have the opportunity to engage that potential client again, given that such potential client likely had to renew or extend its existing support agreement for at least an additional year’s worth of service with its existing support provider. Furthermore, our existing clients generally renew their agreements with us at or near the end of each calendar year, so we have also experienced and expect to continue to experience heavier renewal rates in the fourth quarter. In addition to the other risks described herein, factors that may affect our quarterly results of operations include the following:

•	changes in spending on enterprise software products and services by our current or prospective clients;
•	pricing of our products and services so that we are able to attract and retain clients;
•	acquisition of new clients and increases of our existing clients’ use of our products and services;
•	client renewal rates and the amounts for which agreements are renewed;
•	budgeting cycles of our clients;
•	changes in the competitive dynamics of our market, including consolidation among competitors or clients;
•	the amount and timing of payment for operating expenses, particularly sales and marketing expenses and employee benefit expenses;
•	the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;
•	the amount and timing of costs associated with recruiting, training and integrating new employees;
•	the amount and timing of cash collections from our clients;
•	unforeseen costs and expenses related to the expansion of our business, operations and infrastructure;
•	the amount and timing of our legal costs, particularly related to our litigation with Oracle;
•	changes in the levels of our capital expenditures;
•	foreign currency exchange rate fluctuations; and
•	general economic and political conditions in global markets.

We may not be able to accurately forecast the amount and mix of future product and service subscriptions, revenue and expenses, and as a result, our results of operations may fall below our estimates or the expectations of securities analysts and investors. If our revenue or results of operations fall below the expectations of investors or securities analysts, or below any guidance we may provide, the price of our common stock could decline.

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Our future liquidity and results of operations may be adversely affected by the timing of new orders, the level of customer renewals and cash receipts from customers.

Due to the collection of cash from our customers before services are provided, our net revenue is recognized over future periods when there are no corresponding cash receipts from such customers. Accordingly, our future liquidity is highly dependent upon the ability to continue to attract new customers and to enter into renewal arrangements with existing customers. If we experience a decline in orders from new customers or renewals from existing customers, our net revenue may continue to increase while our liquidity and cash levels decline. Any such decline, however, will negatively affect our revenues in future quarters. Accordingly, the effect of declines in orders from new customers or renewals from existing customers may not be fully reflected in our results of operations until future periods. Comparing our revenues and operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance or liquidity.

We may be subject to additional obligations to collect and remit sales tax and other taxes, and we may be subject to tax liability, interest and/or penalties for past sales, which could adversely harm our business.

State, local and foreign jurisdictions have differing rules and regulations governing sales, use, value-added and other taxes, and these rules and regulations can be complex and are subject to varying interpretations that may change over time. In particular, the applicability of such taxes to our products and services in various jurisdictions is unclear. Further, these jurisdictions’ rules regarding tax nexus are complex and can vary significantly. As a result, we could face the possibility of tax assessments and audits, and our liability for these taxes and associated interest and penalties could exceed our original estimates. A successful assertion that we should be collecting additional sales, use, value-added or other taxes in those jurisdictions where we have not historically done so and in which we do not accrue for such taxes could result in substantial tax liabilities and related penalties for past sales, discourage clients from purchasing our products and services or otherwise harm our business and results of operations.

We may need to change our pricing models to compete successfully.

We currently offer our customers support services for a fee that is equal to a percentage of the annual fees charged by the enterprise software vendor, so changes in such vendors’ fee structures would impact the fees we would receive from our customers. If the enterprise software vendors offer deep discounts on certain services or lower prices generally, we may need to change our pricing models or suffer adverse effect on our results of operations. In addition, we have recently begun to offer new products and services and do not have substantial experience with pricing such products and services, so we may need to change our pricing models for these new products and services over time to ensure that we remain competitive and realize a return on our investment in developing these new products and services. If we do not adapt our pricing models as necessary or appropriate, our revenue could decrease and adversely affect our results of operations.

We may not be able to scale our business systems quickly enough to meet our clients’ growing needs, and if we are not able to grow efficiently, our results of operations could be harmed.

As enterprise software products become more advanced and complex, we will need to devote additional resources to innovating, improving and expanding our offerings to provide relevant products and services to our clients using these more advanced and complex products. In addition, we will need to appropriately scale our internal business systems and our global operations and client engagement teams to serve our growing client base, particularly as our client demographics expand over time. Any failure of or delay in these efforts could adversely affect the quality or success of our services and negatively impact client satisfaction, resulting in potential decreased sales to new clients and possibly lower renewal rates by existing clients.

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Even if we are able to upgrade our systems and expand our services organizations, any such expansion may be expensive and complex, requiring financial investments, management time and attention. For example, in 2012, we began transitioning to only client-hosted environments for improved scalability, among other reasons, and in February 2014, we announced a plan to migrate all clients using a Rimini-hosted environment to a client-hosted environment. Client reimbursement obligations related to the client environment migration project of approximately $1.2 million were recorded as accrued liabilities with a corresponding reduction in deferred revenue during the three months ended March 31, 2014. Approximately $0.9 million, $0.2 million and $0.1 million were recorded during the years ended December 31, 2014, 2015 and 2016, respectively as reductions in revenue ratably over the applicable service periods. All of the client reimbursements of $1.2 million have been paid out as of November 30, 2016.

We could also face inefficiencies or operational failures as a result of our efforts to scale our infrastructure. There can be no assurance that the expansion and improvements to our infrastructure and systems will be fully or effectively implemented within budgets or on a timely basis, if at all. Any failure to efficiently scale our business could result in reduced revenue and adversely impact our operating margins and results of operations.

We have experienced significant growth resulting in changes to our organization and structure, which if not effectively managed, could have a negative impact on our business.

Our headcount and operations have grown substantially in recent years. We increased the number of full-time employees from 822 as of September 30, 2016 to 911 as of September 30, 2017. We believe that our corporate culture has been a critical component of our success. We have invested substantial time and resources in building our team and nurturing our culture. As we expand our business and operate as a public company, we may find it difficult to maintain our corporate culture while managing our employee growth. Any failure to manage our anticipated growth and related organizational changes in a manner that preserves our culture could negatively impact future growth and achievement of our business objectives.

In addition, our organizational structure has become more complex as a result of our significant growth. We have added employees and may need to continue to scale and adapt our operational, financial and management controls, as well as our reporting systems and procedures. The expansion of our systems and infrastructure may require us to commit additional financial, operational and management resources before our revenue increases and without any assurances that our revenue will increase. If we fail to successfully manage our growth, we likely will be unable to successfully execute our business strategy, which could have a negative impact on our business, financial condition and results of operations.

Because our long-term growth strategy involves further expansion of our sales to clients outside the United States, our business will be susceptible to risks associated with global operations.

A significant component of our growth strategy involves the further expansion of our operations and client base outside the United States. We currently have subsidiaries and operations outside of North America in Australia, Brazil, China, France, Germany, India, Israel, Japan, Korea, Singapore, Sweden and the United Kingdom, which focus primarily on selling our services in those regions.

In the future, we may expand to other locations outside of the United States. Our current global operations and future initiatives will involve a variety of risks, including:

•	changes in a specific country’s or region’s political or economic conditions;
•	changes in regulatory requirements, taxes or trade laws;
•	more stringent regulations relating to data security, such as where and how data can be housed, accessed and used, and the unauthorized use of, or access to, commercial and personal information;
•	differing labor regulations, especially in countries and geographies where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

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•	challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs as well as hire and retain local management, sales, marketing and support personnel;
•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;
•	increased travel, real estate, infrastructure and legal compliance costs associated with global operations;
•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we choose to do so in the future;
•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;
•	laws and business practices favoring local competitors or general preferences for local vendors;
•	limited or insufficient intellectual property protection;
•	political instability or terrorist activities;
•	exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act and similar laws and regulations in other jurisdictions; and
•	adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

Our limited experience in operating our business globally and the unique challenges of each new geography increase the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our global operations and are unable to do so successfully and in a timely manner, our business and results of operations will be adversely affected.

If we fail to forecast our revenue accurately, or if we fail to match our expenditures with corresponding revenue, our results of operations could be adversely affected.

Because our recent growth has resulted in the rapid expansion of our business, we do not have a long history upon which to base forecasts of future operating revenue. In addition, the variability of the sales cycle for the evaluation and implementation of our products and services, which typically has been six to twelve months once a client is engaged, may also cause us to experience a delay between increasing operating expenses for such sales efforts, and the generation of corresponding revenue. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays arising from these factors. As a result, our results of operations in future reporting periods may be significantly below the expectations of the public market, securities analysts or investors, which could negatively impact the price of our common stock.

Consolidation in our target sales markets is continuing at a rapid pace, which could harm our business in the event that our clients are acquired and their agreements are terminated, or not renewed or extended.

Consolidation among companies in our target sales markets has been robust in recent years, and this trend poses a risk for us. If such consolidation continues, we expect that some of the acquiring companies will terminate, renegotiate and elect not to renew our agreements with the clients they acquire, which may have an adverse effect on our business and results of operations.

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If there is a widespread shift by clients or potential clients to enterprise software vendors, products and releases for which we do not provide software products or services, our business would be adversely impacted.

Our current revenue is primarily derived from the provision of support services for Oracle and SAP enterprise software products. If other enterprise software vendors, products and releases emerge to take substantial market share from current Oracle and SAP products and releases we support, and we do not provide products or services for such vendor, products or releases, demand for our products and services may decline or our products and services may become obsolete. Developing new products and services to address different enterprise software vendors, products and releases could take a substantial investment of time and financial resources, and we cannot guarantee that we will be successful. If fewer clients use enterprise software products for which we provide products and services, and we are not able to provide services for new vendors, products or releases, our business may be adversely impacted.

Delayed or unsuccessful investment in new technology, products, services and markets may harm our financial condition and results of operations.

We plan to continue investing resources in research and development in order to enhance our current product and service offerings, and other new offerings that will appeal to clients and potential clients. The development of new product and service offerings could divert the attention of our management and our employees from the day-to-day operations of our business, the new product and service offerings may not generate sufficient revenue to offset the increased research and development expenses, and if we are not successful in implementing the new product and service offerings, we may need to write off the value of our investment. Furthermore, if our new or modified products, services or technology do not work as intended, are not responsive to client needs or industry or regulatory changes, are not appropriately timed with market opportunity, or are not effectively brought to market, we may lose existing and prospective clients or related opportunities, in which case our financial condition and results of operations may be adversely impacted.

If our security measures are compromised or unauthorized access to customer data is otherwise obtained, our services may be perceived as not being secure, customers may curtail or cease their use of our services, our reputation may be harmed and we may incur significant liabilities. Further, we are subject to governmental and other legal obligations related to privacy, and our actual or perceived failure to comply with such obligations could harm our business.

Our services sometimes involve access to, processing, sharing, using, storage and the transmission of proprietary information and protected data of our customers. We rely on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for accessing, processing, sharing, using, storage and transmission of such information. If our security measures are compromised as a result of third party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our reputation could be damaged, our business and our customers may be harmed and we could incur significant liability. In particular, cyberattacks and other inter-based activity continue to increase in frequency and in magnitude generally, and these threats are being driven by a variety of sources, including nation-state sponsored espionage and hacking activities, industrial espionage, organized crime, sophisticated organizations and hacking groups and individuals. In addition, if the security measures of our customers are compromised, even without any actual compromise of our own systems, we may face negative publicity or reputational harm if our customers or anyone else incorrectly attributes the blame for such security breaches on us, our products and services, or our systems. We may also be responsible for repairing any damage caused to our customers’ systems that we support, and we may not be able to make such repairs in a timely manner or at all. We may be unable to anticipate or prevent techniques used to obtain unauthorized access or to sabotage systems because they change frequently and generally are not detected until after an incident has occurred. As we increase our customer base and our brand becomes more widely known and recognized when we are a public company, we may become more of a target for third parties seeking to compromise our security systems or gain unauthorized access to our customers’ proprietary and protected data.

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Many governments have enacted laws requiring companies to notify individuals of data security incidents involving certain types of personal data. In addition, some of our customers contractually require notification of any data security compromise. Security compromises experienced by our customers, by our competitors or by us may lead to public disclosures, which may lead to widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could harm our reputation, erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new customers, cause existing customers to elect not to renew their agreements with us, or subject us to third party lawsuits, government investigations, regulatory fines or other action or liability, all or any of which could materially and adversely affect our business, financial condition and results of operations.

We cannot assure you that any limitations of liability provisions in our contracts for a security breach would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of substantial deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations.

As a global company, we are subject to numerous jurisdictions worldwide regarding the accessing, processing, sharing, using, storing, transmitting, disclosure and protection of personal data, the scope of which are constantly changing, subject to differing interpretation, and may be inconsistent between countries or in conflict with other laws, legal obligations or industry standards. We generally comply with industry standards and strive to comply with all applicable laws and other legal obligations relating to privacy and data protection, but it is possible that these laws and legal obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with industry standards or our practices. Compliance with such laws and other legal obligations may be costly and may require us to modify our business practices, which could adversely affect our business and profitability. Any failure or perceived failure by us to comply with these laws, policies or other obligations may result in governmental enforcement actions or litigation against us, potential fines and other expenses related to such governmental actions, and could cause our customers to lose trust in us, any of which could have an adverse effect on our business.

If our products and services fail due to defects or similar problems, and if we fail to correct any defect or other software problems, we could lose clients, become subject to service performance or warranty claims or incur significant costs.

Our products and services and the systems infrastructure necessary for the successful delivery of our products and services to clients are inherently complex and may contain material defects or errors. We have from time to time found defects in our products and services and may discover additional defects in the future. In particular, we have developed our own tools and processes to deliver comprehensive tax, legal and regulatory updates tailored for each client, which we endeavor to deliver to our clients in a shorter timeframe than our competitors, which may result in an increased risk of material defects or errors. We may not be able to detect and correct defects or errors before clients begin to use our products and services. Consequently, defects or errors may be discovered after our products and services are provided and used. These defects or errors could also cause inaccuracies in the data we collect and process for our clients, or even the loss, damage or inadvertent release of such confidential data. Even if we are able to implement fixes or corrections to our tax, legal and regulatory updates in a timely manner, any history of defects or inaccuracies in the data we collect for our clients, or the loss, damage or inadvertent release of such confidential data could cause our reputation to be harmed, and clients may elect not to renew, extend or expand their agreements with us and subject us to service performance credits, warranty or other claims or increased insurance costs. The costs associated with any material defects or errors in our products and services or other performance problems may be substantial and could materially adversely affect our financial condition and results of operations.

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We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the market prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the market prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

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If we are not able to maintain an effective system of internal control over financial reporting, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price. In the years ended December 31, 2014, 2015 and 2016, material weaknesses in our internal control over financial reporting were identified. While we remediated two of these material weaknesses in the year ended December 31, 2016, we cannot provide assurance that a current material weakness or additional material weaknesses or significant deficiencies will not occur in the future.

Our management will be required to conduct an annual evaluation of our internal control over financial reporting and include a report of management on our internal control in our annual reports on Form 10-K starting with our annual report on Form 10-K for the year ending December 31, 2018. In addition, we will be required to have our independent public accounting firm attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting when we cease qualifying as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act, as amended. If we are unable to conclude that we have effective internal control over financial reporting or, if our independent auditors are unable to provide us with an attestation and an unqualified report as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2014, 2015 and 2016, management determined that we had several material weaknesses in our internal control over financial reporting. The material weaknesses related to the following:

•	inadequate controls in relation to recognition of liabilities for embedded derivatives in connection with the Credit Facility (2016);
•	inadequate controls in relation to revenue recognition from support service sales contracts whereby RSI incorrectly accounted for multi-year, non-cancelable support service sales contracts as a single delivery arrangement and incorrectly accounting for revenue for certain non-standard contract provisions (2014, 2015 and 2016);
•	various sales tax control matters related to manual processes and determination of tax liabilities in certain states (2014 and 2015); and
•	inadequate controls for accrual of loss contingencies related to RSI’s litigation with Oracle (2014 and 2015).

We have remediated the material weaknesses discussed above for sales taxes and accrual of loss contingencies. We are in the process of remediating material weaknesses for embedded derivatives and revenue recognition and cannot provide assurance that these steps will be adequate to prevent future recurrences, other material weaknesses or restatements of our financial statements in the future.

Economic uncertainties or downturns in the general economy or the industries in which our clients operate could disproportionately affect the demand for our products and services and negatively impact our results of operations.

General worldwide economic conditions have experienced significant fluctuations in recent years, and market volatility and uncertainty remain widespread. As a result, we and our clients find it extremely difficult to accurately forecast and plan future business activities. In addition, these conditions could cause our clients or prospective clients to reduce their IT budgets, which could decrease corporate spending on our products and services, resulting in delayed and lengthened sales cycles, a decrease in new client acquisition and loss of clients. Furthermore, during challenging economic times, our clients may face issues with their cash flows and in gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us, impact client renewal rates and adversely affect our revenue. If such conditions occur, we may be required to increase our reserves, allowances for doubtful accounts and write-offs of accounts receivable, and our results of operations would be harmed. We cannot predict the timing, strength or duration of any economic slowdown or recovery, whether global, regional or within specific markets. If the conditions of the general economy or markets in which we operate worsen, our business could be harmed. In addition, even if the overall economy improves, the market for our products and services may not experience growth. Moreover, recent events, including the United Kingdom’s 2016 vote in favor of exiting the European Union, or “Brexit,” and similar geopolitical developments and uncertainty in the European Union and elsewhere have increased levels of political and economic unpredictability globally, and may increase the volatility of global financial markets and the global and regional economies.

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If we fail to enhance our brand, our ability to expand our client base will be impaired and our financial condition may suffer.

We believe that our development of the Rimini Street brand is critical to achieving widespread awareness of our products and services, and as a result, is important to attracting new clients and maintaining existing clients. We also believe that the importance of brand recognition will increase as competition in our market increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable products and services at competitive prices, as well as the outcome of our ongoing litigation with Oracle. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand. If we fail to successfully promote and maintain our brand, our business could be adversely impacted.

If we fail to adequately protect our proprietary rights, our competitive position could be impaired and we may lose valuable assets, experience reduced revenue and incur costly litigation to protect our rights.

Our success is dependent, in part, upon protecting our proprietary products, services, knowledge, software tools and processes. We rely on a combination of copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Any of our copyrights, trademarks, service marks, trade secret rights or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy or use information that we regard as proprietary to create products and services that compete with ours. In addition, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our global activities, our exposure to unauthorized copying and use of our processes and software tools may increase.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have strategic relationships and business alliances. No assurance can be given that these agreements will be effective in controlling access to and distribution of our proprietary, intellectual property. Further, these agreements may not prevent our competitors from independently developing products and services that are substantially equivalent or superior to our products and services.

There can be no assurance that we will receive any patent protection for our proprietary software tools and processes. Even if we were to receive patent protection, those patent rights could be invalidated at a later date. Furthermore, any such patent rights may not adequately protect our processes, our software tools or prevent others from designing around our patent claims.

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In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our products, processes and software tools against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our products and services, impair the functionality of our products and services, delay introductions of new products and services, result in our substituting inferior or more costly technologies into our products and services, or injure our reputation.

We may not be able to utilize a significant portion of our net operating loss carryforwards, which could adversely affect our profitability.

We have U.S. federal and state net operating loss carryforwards due to prior period losses, which could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our profitability.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), our ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if we experience an “ownership change”. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws in the United States. Future issuances of our stock could cause an “ownership change”. It is possible that an ownership change, or any future ownership change, could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect our profitability.

We are a multinational organization faced with increasingly complex tax issues in many jurisdictions, and we could be obligated to pay additional taxes in various jurisdictions.

As a multinational organization, we may be subject to taxation in several jurisdictions worldwide with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and results of operations. In addition, the authorities in these jurisdictions could review our tax returns and impose additional tax, interest and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could have a material impact on us and the results of our operations.

Future acquisitions, strategic investments, partnerships or alliances could be difficult to identify and integrate, divert the attention of management, disrupt our business, dilute stockholder value and adversely affect our financial condition and results of operations.

While our current Credit Facility restricts our ability to make acquisitions, we may in the future seek to acquire or invest in businesses, products or technologies that we believe could complement or expand our services, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not the acquisition purchases are completed. If we acquire businesses, we may not be able to integrate successfully the acquired personnel, operations and technologies, or effectively manage the combined business following the acquisition. We may not be able to find and identify desirable acquisition targets or be successful in entering into an agreement with any particular target or obtain adequate financing to complete such acquisitions. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition and results of operations may be adversely affected.

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Failure to comply with laws and regulations could harm our business.

Our business is subject to regulation by various global governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. For example, transfer of certain software outside of the United States or to certain persons is regulated by export controls.

In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions and may result in our inability to provide certain products and services to prospective clients or clients. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, or if clients made claims against us for compensation, our business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees and costs. Enforcement actions and sanctions could further harm our business, financial condition and results of operations.

Catastrophic events may disrupt our business.

We rely heavily on our network infrastructure and information technology systems for our business operations. A disruption or failure of these systems in the event of online attack, earthquake, fire, terrorist attack, power loss, telecommunications failure or other catastrophic event could cause system interruptions, delays in accessing our service, reputational harm, loss of critical data or could prevent us from providing our products and services to our clients. In addition, several of our employee groups reside in areas particularly susceptible to earthquakes, such as the San Francisco Bay Area and Japan, and a major earthquake or other catastrophic event could affect our employees, who may not be able to access our systems or otherwise continue to provide our services to our clients. A catastrophic event that results in the destruction or disruption of our data centers, or our network infrastructure or information technology systems, or access to our systems, could affect our ability to conduct normal business operations and adversely affect our business, financial condition and results of operations.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the Securities and Exchange Commission (the “SEC”) and various bodies formed to promulgate and interpret appropriate accounting principles. A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. Accounting for revenue from sales of subscriptions to software products and services is particularly complex, is often the subject of intense scrutiny by the SEC, and will evolve when the new standard on revenue recognition, which was issued by FASB in May 2014, is implemented. The final revenue recognition standard is currently expected to take effect for us in the year ending December 31, 2019. Management has not completed its evaluation to determine the impact and method that adoption of this standard will have on our consolidated financial statements.

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In addition, in February 2016, the FASB issued ASU No. 2016-02, Leases, which requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than twelve months. Under the new guidance, both finance and operating leases will be required to be recognized on the balance sheet. Additional quantitative and qualitative disclosures, including significant judgments made by the management, will also be required. The new lease guidance is expected to take effect for us in the year ending December 31, 2020. Early adoption is permitted. However, the new guidance must be adopted retrospectively to each prior reporting period presented upon initial adoption. Management has not completed its evaluation to determine the impact that adoption of this standard will have on our consolidated financial statements.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

Risks Related to Capitalization Matters and Corporate Governance

The price of our common stock, warrants and units may be volatile.

The price of our common stock, warrants and units may fluctuate due to a variety of factors, including:

•	adverse developments in our continuing litigation with Oracle;
•	our ability to effectively service our outstanding debt obligations;
•	the announcement of new products or product enhancements by us or our competitors;
•	developments concerning intellectual property rights;
•	changes in legal, regulatory and enforcement frameworks impacting our products;
•	variations in our and our competitors’ results of operations;
•	the addition or departure of key personnel;
•	announcements by us or our competitors of acquisitions, investments or strategic alliances;
•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•	the failure of securities analysts to publish research about us, or shortfalls in our results of operations compared to levels forecast by securities analysts; and
•	the general state of the securities market.

These market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

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Approximately 13% of our outstanding common stock is held or beneficially owned by the Sponsor and approximately 71% is held or beneficially owned by the Lock-up Stockholders. The concentration of beneficial ownership provides the Sponsor and the Lock-up Stockholders, collectively, with substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control, and future resales of our common stock held by these significant stockholders may cause the market price of our common stock to drop significantly.

Approximately 13% of our outstanding common stock is held or beneficially owned by the Sponsor, approximately 71% of our outstanding common stock is held or beneficially owned by The SAR Trust U/A/D August 30, 2005, Thomas Shay and Adams Street Partners LLC and certain Adams Street fund limited partnerships (together, the “Lock-up Stockholders”) and approximately 72% of our common stock is held or beneficially owned by our directors and officers or persons affiliated with our directors and officers (including shares owned by the Lock-up Stockholders).

As a result, these stockholders, acting together, have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

To the extent that the Sponsor and the Lock-up Stockholders purchase additional shares of ours, the percentage of shares that will be held by them will increase, decreasing the percentage of shares that are held by public stockholders.

The Lock-up Stockholders have agreed in a lock-up letter dated as of May 16, 2017 not to transfer or otherwise dispose of any shares of our common stock that they received upon consummation of the business combination for a period of twelve months through October 10, 2018, subject to certain exceptions (including an exception related to when, following the six month anniversary of the consummation of the business combination, the 20 trading day volume weighted average price of our common stock exceeds a specified price per share).

In addition, the shares of our common stock held by the initial shareholders of the Sponsor and its affiliates are held in an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferred, assigned or sold until released from escrow until October 10, 2018, or earlier if, subsequent to our business combination, (i) the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after October 10, 2017 or (ii) we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their common stock for cash, securities or other property.

If any significant stockholder sells large amounts of our common stock in the open market or in privately negotiated transactions, this could have the effect of increasing the volatility in the price of our common stock or putting significant downward pressure on the price of our common stock.

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We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have not paid any cash dividends on our common stock to date. The payment of any cash dividends will be dependent upon our revenue, earnings and financial condition from time to time. The payment of any dividends will be within the discretion of our board of directors. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our board of directors will declare any dividends in the foreseeable future. Our ability to declare dividends is limited by restrictive covenants in the Credit Facility and may be limited by the terms of any other financing and other agreements entered into by us or our subsidiaries from time to time. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. Consequently, investors may need to sell all or part of their holdings of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Delaware law and our certificate of incorporation and bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation and bylaws, and the Delaware General Corporation Law (the “DGCL”), contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, our certificate of incorporation and bylaws include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;
•	the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock, and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•	the limitation of the liability of, and the indemnification of our directors and officers;
•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
•	the requirement that directors may only be removed from our board of directors for cause;
•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;
•	the requirement that a special meeting of stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer or our president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;
•	the requirement for the affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of our certificate of incorporation or our bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

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•	the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and
•	advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.

In addition, as a Delaware corporation, we are subject to provisions of Delaware law, including Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.

Our bylaws designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders, employees or agents.

Our bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of us;
•	any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers or other employees;
•	any action asserting a claim against us or any of our directors, officers or employees arising out of or relating to any provision of the DGCL, our certificate of incorporation or our bylaws; or
•	any action asserting a claim against us or any of our directors, officers, stockholders or employees that is governed by the internal affairs doctrine of the Court of Chancery.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

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